                                     ITEM 401(l)

                                  PERFORMANCE GRAPH

                                       1991   1992   1993   1994   1995   1996
                                       ----   ----   ----   ----   ----   ----

Class A Common Stock                   100    155    199    202    279    305
Class B Common Stock                   100    193    242    236    329    358
Dow Jones Equity Index                 100    109    119    120    166    206
Dow Jones Home Construction Index      100    129    164    111    166    159


Assuming that the value of the investment in Liberty Homes, Inc. Class A and Class B Common Stock and each index was $100 on December 31, 1991 and all dividends were reinvested.


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